SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 _______________


                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 11, 2005

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 Science Center Drive,
                              San Diego, California
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)


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ITEM 1.01  ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

     On March 11, 2005 Ligand Pharmaceuticals Incorporated entered into a settlement agreement in a recent patent interference action initiated by Ligand against two patents owned by The Burnham Institute and SRI International, but exclusively licensed to Ligand, namely U.S. Patent Numbers 5,466,861 and 5,837,725. These two patents previously were licensed exclusively to Ligand and now will be assigned to Ligand as part of the settlement.

     Under the agreement, SRI and Burnham will concede before the United States Patent and Trademark Office that Ligand has priority to all the disputed claims, i.e. the claims to bexarotene. SRI and Burnham also agreed not to challenge the validity and/or enforceability of any Ligand patents or applications that cover bexarotene, including certain retinoid X receptor related patents or applications that generically cover bexarotene and to cooperate in any Ligand enforcement actions involving any Ligand patents covering bexarotene. Burnham will have a research-only sublicense to conduct basic research under the assigned patents and Ligand will have an option on the resulting products and technology.

     In addition, Burnham and SRI agreed to accept a reduction in the royalty rate paid to them on U. S. sales of Ligand's bexarotene product Targretin(R) under an earlier agreement. The aggregate royalty rate owed to both SRI and Burnham by Ligand will be reduced from four per cent to three per cent of net sales and the term of the royalty payments extended from 2012 to 2016. If the patent issued on the pending Ligand patent application is extended beyond 2016, the royalty rate would be reduced to two per cent and paid for the term of the longest Ligand patent covering bexarotene.


ITEM 9.01  EXHIBITS

EXHIBIT NUMBER    DESCRIPTION
--------------    -----------
99.1               Press Release of the Company dated March 14, 2005



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                            LIGAND PHARMACEUTICALS INCORPORATED


Date : March 14, 2005       By:    /S/WARNER BROADDUS
                            Name:  Warner Broaddus
                            Title: Vice President, General Counsel & Secretary